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                                                                     EXHIBIT 4.1


                                CERTIFICATE OF TRUST
                              OF WPSR CAPITAL TRUST I

     THIS CERTIFICATE OF TRUST of WPSR Capital Trust I (the "Trust"), dated as of June 9, 1998, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. (S) 3801 et seq).

     1. NAME: The name of the business trust being formed hereby is "WPSR Capital Trust I."

     2. DELAWARE TRUSTEE: The name and address of the trustee of the Trust which has its principal place of business in the State of Delaware is as follows:

               First Union Trust Company, National Association
               One Rodney Square, 1st Floor
               Wilmington, DE  19801
               Attention:  Corporate Trust

     3. EFFECTIVE DATE: This Certificate of Trust shall be effective as of the date of filing with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

STATE STREET BANK AND
  TRUST COMPANY,
not in its individual capacity
but solely as Trustee



By:     /s/ Paul D. Allen                     /s/ Daniel P. Bittner
Name:   Paul D. Allen                         Daniel P. Bittner,
Title:  Vice President                        not in his individual capacity
                                              but solely as Trustee



FIRST UNION TRUST COMPANY,                    /s/ Ralph G. Baeten
  NATIONAL ASSOCIATION                        Ralph G. Baeten,
not in its individual capacity                not in his individual capacity
but solely as Trustee                         but solely as Trustee


By:     /s/ Stephen J. Kaba
Name:   Stephen J. Kaba
Title:  Vice President